May 4, 2022

PDC Energy, Inc. Announces 2022 First Quarter Financial and Operating Results

DENVER, May 04, 2022: PDC Energy, Inc. (“PDC” or the “Company”) (Nasdaq:PDCE) today announced its 2022 first quarter financial and operating results.

2022 First Quarter Highlights:

•Net cash from operating activities of approximately $489 million, adjusted cash flows from operations, a non-U.S. GAAP metric defined below, of approximately $539 million and oil and gas capital investments of approximately $220 million.

•Approximately $319 million of adjusted free cash flow (“FCF”), a non-U.S. GAAP metric defined below.

•Returned $110 million of capital to shareholders through the repurchase of approximately 1.3 million shares of common stock outstanding and its base dividend.

•Total production of 17.9 million barrels of oil equivalent (“MMBoe”) or approximately 199,000 Boe per day and oil production of 5.9 million barrels (“MMBbls”) or approximately 65,000 Bbls per day.

•Executed definitive agreement to acquire Great Western Petroleum, LLC (the “Great Western Acquisition”), which is expected to close on May 6, 2022.

•Reported an approximate 12% and 17% reduction in Greenhouse Gas (“GHG”) and methane emissions, respectively in 2021.

CEO Commentary

President and Chief Executive Officer Bart Brookman commented, “PDC had a terrific start to 2022 in all facets of our business. We executed a definitive agreement to acquire Great Western Petroleum, LLC – an accretive transaction to our financial, operational and emission metrics. Our operational teams continued to safely and efficiently implement our business plan by spudding 26 wells and turning in line another 49 - while simultaneously achieving strong production. In particular, I’m very proud of our Delaware Basin operations where production
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exceeded expectations. As a company, we are well on our way toward top tier financial results and shareholder returns. This past quarter, we increased our base dividend to a $1.00 annualized level and repurchased 1.3 million shares while also providing clarity around our shareholder return framework. We remain committed to returning at least 60% of our annual post base dividend free cash flow to shareholders. After we close the Great Western acquisition, expect a full update regarding our 2022 budget – likely sometime by early June.”

Operations Update

In the first quarter of 2022, PDC invested approximately $220 million while delivering total production of 17.9 million Boe, or 199,000 Boe per day, and oil production of 5.9 million barrels, or 65,000 barrels per day. Total production and oil production represent sequential decreases of six percent and five percent on a daily basis, respectively, compared to the fourth quarter of 2021, primarily due to timing and mixture of turn in line (“TILs”) in the second half of 2021. Capital expenditures were higher than guidance due to increased spuds and completion stages as a result of efficiencies and certain higher than expected cost increases.

In the Wattenberg field, the Company invested approximately $144 million to operate one drilling rig and one completion crew in the first quarter, resulting in 20 spuds and 40 TILs. The Company added a second rig in late March. Total production was 15.4 million Boe, or approximately 171,000 Boe per day, while oil production was approximately 4.8 million Bbls, or approximately 54,000 Bbls per day. PDC exited the first quarter with approximately 123 drilled, uncompleted wells (“DUCs”) and approximately 180 approved permits in-hand.

The Company continues to make progress on securing additional permits. The Kenosha (~70 wells) Oil and Gas Development Plan (“OGDP”) is on the Colorado Oil & Gas Conservation Commission (“COGCC”) docket for June 8, 2022 for anticipated approval. As part of the normal process towards Completeness Determination, the Company received comments from the COGCC related to its Guanella Comprehensive Area Plan (“CAP”) that the Company is evaluating as it works collaboratively with the COGCC and Weld County staff. Over the coming months, the Company expects to submit several additional OGDPs. Great Western recently received Form 2 COGCC approval to drill 10 wells on the Ocho pad in Adams County based on approved Form 2As that were previously approved. Great Western’s Broe OGDP (~30 wells) has a tentative COGCC docket hearing in June.

In the Delaware Basin, PDC invested approximately $76 million to operate one drilling rig and a completion crew, resulting in six spuds and nine TILs. Total production was 2.5 million Boe, or approximately 28,000 Boe per day, while oil production was approximately 1.0 million Boe, or approximately 11,000 Boe per day. The Company has been encouraged with the results of its relaxed spacing and U Lateral program initial results on its 2022 TILs. The wells have been on flowback for approximately one to two months and have performed above expectations.

Q1 2022 Shareholder Returns and Financial Position

The Company returned $110 million of capital to shareholders through the repurchase of approximately 1.3 million shares of common stock outstanding and its $0.25 per share base quarterly dividend. The Company has a $1.25 billion share repurchase program authorized, which is expected to be utilized by year end 2023. The Company is expected to increase its base quarterly dividend to $0.35 per share after closing the Great Western Acquisition. In 2022, PDC is committed to returning a minimum of 60 percent of its quarterly post-dividend annual FCF to shareholders through the Company’s share repurchase program and year-end special dividend, if needed.

The Company had $171 million cash on hand and an undrawn credit facility as of March 31, 2022. As part of its semi-annual redetermination, the borrowing base on the credit facility was recently increased 25% to $3.0 billion; the Company maintained its elected commitments of $1.5 billion. The leverage ratio was 0.4x at March 31, 2022.
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The Company expects to draw on its credit facility and use cash on hand to pay the cash portion and debt payoffs related to the Great Western Acquisition.

2022 Outlook

The Company intends to provide updated formal guidance on its typically guided financial and operational metrics by early June after closing the Great Western Acquisition and subsequent Board-approved budget. The outlook as provided on February 27, 2022 is currently generally unchanged.

The Company expects total production to be in a range of 225,000 to 240,000 Boe per day, with oil production of 74,000 to 81,000 Bbls per day and second half pro forma production of 250,000-260,000 Boe per day and 82,000-87,000 Bbls per day of oil production.

Capital expenditures are expected to be $950-$1,000 million, which is slightly higher than the original outlook due to expected timing of the Great Western Acquisition closing and continued anticipated oilfield service price increases.

PDC expects to invest nearly $250 -$300 million in the second quarter of 2022 to operate three full time drilling rigs and two completion crews in Wattenberg and one rig and a completion crew for a portion of the quarter in the Delaware basin, while delivering total production and oil production of 235,000-245,000 Boe per day and 78,000-82,000 Bbls per day, respectively.

The Company is committed to generating sustainable free cash flow and will update its multi-year outlook by early June with its updated formal guidance.

Environmental, Social and Governance (“ESG”)

After completing its initial Environmental Protection Agency annual filing for 2021, the Company reported an approximate 12% reduction in GHG emissions and an approximate 17% reduction in methane emissions intensity from 2020 baseline levels (each on a per unit of production basis), putting the Company on track to meet its 60% and 50% GHG and methane reduction levels by 2025, respectively.

In 2022, PDC plans to modify its executive compensation program to include GHG and methane emission intensity performance targets in its quantitative short-term incentive program. Including its existing environmental, health and safety performance bonus metrics, along with GHG and methane intensity reduction goals, ESG is now projected to account for approximately 25 percent of the short-term incentive program.

Great Western Acquisition Update

On February 28, 2022, PDC announced it entered into a definitive agreement to buy Great Western Petroleum, LLC for approximately 4 million PDC shares and $543 million plus assumed debt consisting of Great Western’s credit facility balance and senior secured notes outstanding (subject to normal purchase price adjustments). The acquisition is expected to close on May 6, 2022 and will be funded with borrowings under the revolving credit facility along with cash on hand.

The Great Western Acquisition adds accretive scale to the Company’s Wattenberg operations in reserves, production and operating cash flows. Per the previously announced metrics, the Great Western Acquisition brings approximately 185 MMBoe of proved reserves on 54,000 net acres with 315 future drilling locations. It is currently
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producing about 50,000-55,000 Boe/d, of which 42% is oil. The Company will update its pro forma cash flow outlook by early June.

Based on unaudited results for the quarter ended March 31, 2022, Great Western had $227 million drawn under its revolving credit facility and $311.9 million of senior secured notes. On April 20, 2022, Great Western provided a conditional redemption notice to the holders of its senior secured notes, with the redemption to be effective May 20, 2022 assuming the acquisition has closed by that date. The Company intends to fully satisfy and discharge all applicable covenants under the notes at closing by irrevocably depositing with the note trustee the amount necessary to redeem the notes in full (inclusive of principal, interests and applicable make whole premium).

First Quarter Oil and Gas Production, Sales and Operating Cost Data

Effective in the first quarter of 2022, PDC will present the results of the most recently completed quarter to the immediately preceding quarter, as we believe this comparison is more useful in identifying current trends of the Company. Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives were $882 million, a 4 percent increase compared to fourth quarter of 2021 of $848 million. The increase in sales between periods was due to a 13 percent increase in weighted average realized sales price per Boe to $49.23 from $43.71 partially offset by an 8 percent decrease in production from 19.4 MMBoe to 17.9 MMBoe. The increase in sales price was primarily driven by 23 percent and 6 percent increases in weighted average realized crude oil and NGL prices, respectively. The combined revenue from crude oil, natural gas and NGLs sales and net settlements on commodity derivative instruments was $721 million in the first quarter of 2022 compared to $653 million in the fourth quarter of 2021.
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The following table provides weighted average sales price, by area, excluding net settlements on derivatives and TGP, for the periods presented:

	Three Months Ended
	March 31, 2022	December 31, 2021	Percent Change
Crude oil (MBbls)
Wattenberg Field	4,832	5,306	(9)%
Delaware Basin	1,021	1,019	—%
Total	5,853	6,325	(7)%

Weighted average price	$93.93	$76.50	23%

Natural gas (MMcf)
Wattenberg Field	37,663	40,870	(8)%
Delaware Basin	5,456	6,163	(11)%
Total	43,119	47,033	(8)%

Weighted average price	$3.78	$4.10	(8)%

NGLs (MBbls)
Wattenberg Field	4,291	4,615	(7)%
Delaware Basin	594	626	(5)%
Total	4,885	5,241	(7)%

Weighted average price	$34.70	$32.74	6%

Crude oil equivalent (MBoe)
Wattenberg Field	15,400	16,732	(8)%
Delaware Basin	2,524	2,673	(6)%
Total	17,924	19,405	(8)%

Weighted average price	$49.23	$43.71	13%

Production costs for the first quarter of 2022, which include LOE, production taxes and TGP, were $145 million, or $8.09 per Boe, compared to $141 million, or $7.26 per Boe, in the fourth quarter of 2021. The increase in production costs per Boe was primarily due to a 7 percent increase in LOE, an 8 percent increase in TGP and an 8% decrease in production between periods. The increase in LOE between periods was due to an increase in workover expense in the Delaware Basin and an increase in chemical treatments and power costs incurred in both basins.

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The following table provides the components of production costs for the periods presented:

	Three Months Ended
	March 31, 2022	December 31, 2021
Lease operating expenses	$54.2	$50.8
Production taxes	62.9	64.1
Transportation, gathering and processing expenses	28.0	26.0
Total	$145.1	$140.9

	Three Months Ended
	March 31, 2022	December 31, 2021
Lease operating expenses per Boe	$3.02	$2.62
Production taxes per Boe	3.51	3.30
Transportation, gathering and processing expenses per Boe	1.56	1.34
Total per Boe	$8.09	$7.26

Financial Results

Net loss for the first quarter of 2022 was $32 million, or $0.33 per diluted share, compared to a net income of $473 million, or $4.78 per diluted share in the fourth quarter of 2021. The quarter-over-quarter change was primarily due to a $568 million commodity price risk management loss incurred in 2022 partially offset by a $34 million increase in total revenues, a $25 million decrease in income tax expense and an $11 million decrease in interest expense between periods. Adjusted net income, a non-U.S. GAAP financial measure defined below, was $359 million in the first quarter of 2022 compared to $283 million in the four quarter of 2021. The movement between periods is primarily attributable to the change in sales and settled derivatives.

Net cash from operating activities for the first quarter of 2022 was approximately $489 million compared to $520 million in the fourth quarter of 2021. Adjusted cash flows from operations, a non-U.S. GAAP metric defined below, was approximately $539 million and $473 million in the first quarter of 2022 and fourth quarter of 2021, respectively. The quarter-over-quarter increase in adjusted cash flows from operations was primarily due to the increase in sales and the change in derivative settlements partially offset by the increase in costs. Adjusted free cash flows, a non-U.S. GAAP metric defined below, decreased to $318.7 million from $339.5 million in the fourth quarter of 2021.

G&A, which includes cash and non-cash expense, was $34 million, or $1.90 per Boe in the first quarter of 2022 compared to $31 million, or 1.62 per Boe, in the fourth quarter of 2021. The Company had immaterial transaction costs in Q1 2022 related to the Great Western acquisition and will provide an updated G&A outlook by early June, which will incorporate certain one-time transaction and transition costs.

Reconciliation of Non-U.S. GAAP Financial Measures

We use “adjusted cash flows from operations,” “adjusted free cash flow (deficit),” “adjusted net income (loss)” and “adjusted EBITDAX,” non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, in providing public guidance on possible future results. In addition, we believe these are measures of our fundamental business and can be useful to us, investors, lenders and other parties
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in the evaluation of our performance relative to our peers and in assessing acquisition opportunities and capital expenditure projects. These supplemental measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. In the future, we may disclose different non-U.S. GAAP financial measures in order to help us and our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

Adjusted cash flows from operations and adjusted free cash flow (deficit). We believe adjusted cash flows from operations can provide additional transparency into the drivers of trends in our operating cash flows, such as production, realized sales prices and operating costs, as it disregards the timing of settlement of operating assets and liabilities. We believe adjusted free cash flow (deficit) provides additional information that may be useful in an investor analysis of our ability to generate cash from operating activities from our existing oil and gas asset base to fund exploration and development activities and to return capital to stockholders in the period in which the related transactions occurred. We exclude from this measure cash receipts and expenditures related to acquisitions and divestitures of oil and gas properties and capital expenditures for other properties and equipment, which are not reflective of the cash generated or used by ongoing activities on our existing producing properties and, in the case of acquisitions and divestitures, may be evaluated separately in terms of their impact on our performance and liquidity. Adjusted free cash flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures. For example, we may have mandatory debt service requirements or other non-discretionary expenditures which are not deducted from the adjusted free cash flow measure.

We are unable to present a reconciliation of forward-looking adjusted cash flow because components of the calculation, including fluctuations in working capital accounts, are inherently unpredictable. Moreover, estimating the most directly comparable GAAP measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. We believe that forward-looking estimates of adjusted cash flow are important to investors because they assist in the analysis of our ability to generate cash from our operations.

Adjusted net income (loss). We believe that adjusted net income (loss) provides additional transparency into operating trends, such as production, realized sales prices, operating costs and net settlements on commodity derivative contracts, because it disregards changes in our net income (loss) from mark-to-market adjustments resulting from net changes in the fair value of our unsettled commodity derivative contracts, and these changes are not directly reflective of our operating performance.

Adjusted EBITDAX. We believe that adjusted EBITDAX provides additional transparency into operating trends because it reflects the financial performance of our assets without regard to financing methods, capital structure, accounting methods or historical cost basis. In addition, because adjusted EBITDAX excludes certain non-cash expenses, we believe it is not a measure of income, but rather a measure of our liquidity and ability to generate sufficient cash for exploration, development, and acquisitions and to service our debt obligations.

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Cash Flows from Operations to Adjusted Cash Flows from Operations and Adjusted Free Cash Flow
	Three Months Ended
	March 31, 2022	December 31, 2021
Cash flows from operations to adjusted cash flows from operations and adjusted free cash flow:
Net cash from operating activities	$489.0	$520.0
Changes in assets and liabilities	49.8	(46.9)
Adjusted cash flows from operations	538.8	473.1
Capital expenditures for development of crude oil and natural gas properties	(187.0)	(154.3)
Change in accounts payable related to capital expenditures for oil and gas development activities	(33.1)	20.7
Adjusted free cash flow	$318.7	$339.5

Net Loss to Adjusted Net Income (Loss) and Adjusted Earnings Per Share, Diluted
	Three Months Ended
	March 31, 2022	December 31, 2021
Net income (loss) to adjusted net income (loss):
Net income (loss)	$(32.0)	$473.1
Loss (gain) on commodity derivative instruments	568.1	(5.7)
Net settlements on commodity derivative instruments	(161.6)	(194.8)
Tax effect of above adjustments (1)	(15.9)	10.5
Adjusted net income (loss)	$358.6	$283.1

Earnings per share, diluted	(0.33)	$4.78
Loss (gain) on commodity derivative instruments	5.80	(0.06)
Net settlements on commodity derivative instruments	(1.65)	(1.97)
Tax effect of above adjustments (1)	(0.16)	0.11
Adjusted earnings (loss) per share, diluted	$3.66	$2.86
Weighted average diluted shares outstanding	98.0	99.0

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Adjusted EBITDAX
	Three Months Ended
	March 31, 2022	December 31, 2021
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$(32.0)	$473.1
Loss (gain) on commodity derivative instruments	568.1	(5.7)
Net settlements on commodity derivative instruments	(161.6)	(194.8)
Non-cash stock-based compensation	5.5	5.7
Interest expense, net	12.9	23.5
Income tax expense (benefit)	1.2	26.5
Impairment of properties and equipment	0.9	0.1
Exploration, geologic and geophysical expense	0.3	0.2
Depreciation, depletion and amortization	151.1	156.6
Accretion of asset retirement obligations	3.0	2.9
Loss (gain) on sale of properties and equipment	(0.1)	(0.4)
Adjusted EBITDAX	$549.3	$487.7

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$489.0	$520.0
Interest expense, net	12.9	16.6
Amortization and write-off of debt discount, premium and issuance costs	(1.4)	(2.3)
Exploration, geologic and geophysical expense	0.3	0.2
Other	(1.3)	0.1
Changes in assets and liabilities	49.8	(46.9)
Adjusted EBITDAX	$549.3	$487.7
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PDC ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues
Crude oil, natural gas and NGLs sales	$882,378	$468,119
Commodity price risk management gain (loss), net	(568,055)	(181,256)
Other income	2,125	(827)
Total revenues	316,448	286,036
Costs, expenses and other
Lease operating expense	54,156	41,804
Production taxes	62,916	29,492
Transportation, gathering and processing expense	27,971	21,732
Exploration, geologic and geophysical expense	253	354
General and administrative expense	34,107	32,677
Depreciation, depletion and amortization	151,055	146,763
Accretion of asset retirement obligations	2,987	3,128
Impairment of properties and equipment	943	190
Loss (gain) on sale of properties and equipment	(125)	(212)
Other expense	—	48
Total costs, expenses and other	334,263	275,976
Income (loss) from operations	(17,815)	10,060
Interest expense, net	(12,945)	(19,041)
Income (loss) before income taxes	(30,760)	(8,981)
Income tax benefit (expense)	(1,200)	(55)
Net income (loss)	$(31,960)	$(9,036)

Earnings (Loss) per share:
Basic	$(0.33)	$(0.09)
Diluted	$(0.33)	$(0.09)

Weighted average common shares outstanding:
Basic	96,270	99,702
Diluted	96,270	99,702

Dividends declared per share	$0.25	$—

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PDC ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$171,157	$33,829
Accounts receivable, net	537,056	398,605
Fair value of derivatives	13,158	17,909
Prepaid expenses and other current assets	12,191	8,230
Total current assets	733,562	458,573
Properties and equipment, net	4,886,264	4,814,865
Fair value of derivatives	19,956	15,177
Other assets	91,582	48,051
Total Assets	$5,731,364	$5,336,666

Liabilities and Stockholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$192,268	$127,891
Production tax liability	112,348	99,583
Fair value of derivatives	572,636	304,870
Funds held for distribution	302,649	285,861
Accrued interest payable	18,251	10,482
Other accrued expenses	77,130	91,409
Total current liabilities	1,275,282	920,096
Long-term debt	942,565	942,084
Asset retirement obligations	123,856	127,526
Fair value of derivatives	234,284	95,561
Deferred income taxes	29,983	26,383
Other liabilities	360,643	314,769
Total liabilities	2,966,613	2,426,419

Commitments and contingent liabilities

Stockholders’ equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 95,749,823 and 96,468,071 issued as of March 31, 2022 and December 31, 2021, respectively	957	965
Additional paid-in capital	3,052,741	3,161,941
Accumulated deficit	(281,914)	(249,954)
Treasury shares - at cost, 105,002 and 54,960 as of March 31, 2022 and December 31, 2021, respectively	(7,033)	(2,705)
Total stockholders’ equity	2,764,751	2,910,247
Total Liabilities and Stockholders’ Equity	$5,731,364	$5,336,666
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PDC ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(31,960)	$(9,036)
Adjustments to net loss to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	406,461	150,606
Depreciation, depletion and amortization	151,055	146,763
Impairment of properties and equipment	943	190
Accretion of asset retirement obligations	2,987	3,128
Non-cash stock-based compensation	5,474	5,020
Gain on sale of properties and equipment	(125)	(212)
Amortization of debt discount, premium and issuance costs	1,357	3,837
Deferred income taxes	3,600	—
Other	(905)	(305)
Changes in assets and liabilities	(49,839)	53,068
Net cash from operating activities	489,048	353,059
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(187,021)	(109,048)
Capital expenditures for other properties and equipment	(67)	(69)
Proceeds from sale of properties and equipment	89	4,370
Proceeds from divestitures	465	—
Funds held in escrow for acquisition	(50,000)	—
Net cash from investing activities	(236,534)	(104,747)
Cash flows from financing activities:
Proceeds from revolving credit facility and other borrowings	100,500	229,000
Repayment of revolving credit facility and other borrowings	(100,500)	(397,000)
Payment of debt issuance costs	(30)	—
Purchase of treasury shares for employee stock-based compensation tax withholding obligations	(9,203)	(2,356)
Purchase of treasury shares	(80,853)	(21,067)
Dividends paid	(24,681)	—
Principal payments under financing lease obligations	(419)	(445)
Net cash from financing activities	(115,186)	(191,868)
Net change in cash, cash equivalents and restricted cash	137,328	56,444
Cash, cash equivalents and restricted cash, beginning of period	33,829	2,623
Cash, cash equivalents and restricted cash, end of period	$171,157	$59,067

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2022 First Quarter Teleconference and Webcast

The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and David Lillo, Senior Vice President Operations for a conference call on Thursday, May 5, 2022, to discuss its 2022 first quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.

Conference Call and Webcast:
Date/Time: Thursday, May 5, 2022 at 11:00 a.m. ET Domestic (toll free): 877-312-5520
International: 1-253-237-1142
Conference ID: 9168983
Webcast: available at www.pdce.com

Replay Information:
Domestic (toll free): 855-859-2056 International: 1-404-537-3406
Conference ID: 9168983
Webcast Replay: available for six months at www.pdce.com

Upcoming Investor Presentations

PDC is scheduled to participate in the 2022 Wells Fargo Energy Conference starting on Wednesday, June 1, 2022 and the JP Morgan Energy, Power and Renewable Conference starting on Wednesday, June 22, 2022. Updated presentations will be posted to the Company’s website, www.pdce.com, prior to the start of each conference.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and Delaware Basin in west Texas. Its operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and our Delaware Basin operations are primarily focused in the horizontal Wolfcamp zones.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”), Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”) and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical fact included in and incorporated by reference into this release are “forward-looking statements.” Words such as expect, anticipate, intend, plan, believe, seek, estimate, schedule and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, the pending acquisition of Great Western Petroleum, LLC (“Great Western”) and the effects thereof; including but not limited to, an anticipated increase in our capital investment budget and the redemption of Great Western’s 12% Senior Notes due September 2025; the expected timing of the acquisition of Great Western and the possibility that the acquisition will not close; statements regarding future production, costs and cash flows; impacts of Colorado political matters, including recent rulemaking initiatives influencing our ability to continue to obtain permits; drilling locations, zones and growth opportunities; commodity prices and differentials; capital expenditures and projects, including the number of rigs employed; cash flows from operations relative to future capital investments; financial ratios and compliance with covenants in our revolving credit facility and other debt instruments; adequacy of midstream infrastructure; the potential return of capital to shareholders through buybacks of shares and/or payments of dividends; ongoing compliance with our consent decree; expected impact from emission reduction initiatives; risk of our counterparties non-performance on derivative instruments; and our ability to fund planned activities.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, we may use the term “projection” or similar terms or expressions, or indicate that we have “modeled” certain future scenarios. We typically use these terms to indicate our current thoughts on possible outcomes relating to our business or our industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•market and commodity price volatility, widening price differentials, and related impacts to the Company, including decreased revenue, income and cash flow, write-downs and impairments and decreased availability of capital;
•difficulties in integrating our operations as a result of any significant acquisitions, including the pending acquisition of Great Western, or acreage exchanges;
•adverse changes to our future cash flows, liquidity and financial condition;
•changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments, including in particular additional permit scrutiny in Colorado;
•the coronavirus 2019 (“COVID-19”) pandemic, including its effects on commodity prices, downstream capacity, employee health and safety, business continuity and regulatory matters;
•declines in the value of our crude oil, natural gas and natural gas liquids (“NGLs”) properties resulting in impairments;
•changes in, and inaccuracy of, reserve estimates and expected production and decline rates;
•timing and extent of our success in discovering, acquiring, developing and producing reserves;
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•reductions in the borrowing base under our revolving credit facility;
•availability and cost of capital;
•risks inherent in the drilling and operation of crude oil and natural gas wells;
•timing and costs of wells and facilities;
•availability, cost, and timing of sufficient pipeline, gathering and transportation facilities and related infrastructure;
•limitations in the availability of supplies, materials, contractors and services that may delay the drilling or completion of our wells;
•potential losses of acreage or other impacts due to lease expirations, other title defects, or otherwise;
•risks inherent in marketing crude oil, natural gas and NGLs;
•effect of crude oil and natural gas derivative activities;
•impact of environmental events, governmental and other third-party responses to such events and our ability to insure adequately against such events;
•cost of pending or future litigation;
•impact to our operations, personnel retention, strategy, stock price and expenses caused by the actions of activist shareholders;
•uncertainties associated with future dividends to our shareholders or share buybacks;
•timing and amounts of federal and state income taxes;
•our ability to retain or attract senior management and key technical employees;
•a failure to complete the acquisition of Great Western or an unanticipated assumption of liabilities or other problems with the acquisition;
•civil unrest, terrorist attacks and cyber threats; and
•success of strategic plans, expectations and objectives for our future operations.

Further, we urge you to carefully review and consider the cautionary statements and disclosures, specifically those under the “Item 1A. Risk Factors” made in our Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Form 10-K”) filed with the U.S. Securities and Exchange Commission (“SEC”) for further information on risks and uncertainties that could affect our business, financial condition, results of operations and prospects, which are incorporated by this reference as though fully set forth herein. We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:	Bill Crawford
Vice President - Finance
303-381-9301
bill.crawford@pdce.com

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